INTERNATIONAL SPEEDWAY CORPORATION

$225,000,000

7 7/8% SENIOR NOTES DUE 2004

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FIFTH SUPPLEMENTAL INDENTURE

Dated as of December 27, 2001

to

INDENTURE

Dated as of October 6, 1999

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FIRST UNION NATIONAL BANK,

Trustee

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of December 27, 2001 among International Speedway Corporation, a Florida corporation (the “Company”), Kansas Speedway Corporation, a Kansas corporation and wholly owned subsidiary of the Company (“KSC”), Leisure Racing, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“LRI”), Homestead-Miami Speedway, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company  (“HMS”), and ISC.COM, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company  (“ISC” and together with KSC, LRI and HMS, the “Additional Guarantors”), and First Union National Bank, as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore entered into the Indenture, dated as of October 6, 1999, as supplemented by the First Supplemental Indenture dated as of May 26, 2000, the Second Supplemental Indenture dated as of July 26, 2000, the Third Supplemental Indenture dated as of August 25, 2000 and the Fourth Supplemental Indenture dated as of December 8, 2000 (collectively, the “Indenture”), among them and the Guarantors named therein, governing the Company’s 7 7/8% Senior Notes due 2004 (the “Notes”); and

WHEREAS, the Indenture provides that under certain circumstances each of the Additional Guarantors, as Subsidiaries, shall execute and deliver to the Trustee a supplemental indenture pursuant to which each such Additional Guarantor shall become a Guarantor of the Company’s obligations under the Indenture and Notes; and

WHEREAS, pursuant to Section 903 of the Indenture, the Trustee is authorized to execute and deliver this Fifth Supplemental Indenture; and

WHEREAS, the Company, the Additional Guarantors and the Trustee desire to enter into this Fifth Supplemental Indenture to effect such additional Note Guarantees; and

WHEREAS, the Indenture may be supplemented pursuant to Section 9.01 thereof without the consent of any Holders of the Notes for the purpose of allowing each Additional Guarantor to become a Guarantor of the obligations of the Company and those of each other Guarantor under the Indenture and Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1.         Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2.         Agreement to Guarantee.  Each Additional Guarantor hereby agrees and confirms that, by its execution and delivery of this Fifth Supplemental Indenture, it will be deemed to be a “Guarantor” for all purposes of the obligations of the Company and those of each other Guarantor under the Indenture and Notes, and shall have all the obligations of a Guarantor thereunder with the same effect as if it had been named heretofore as a Guarantor in the Indenture and Notes.  Each Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Indenture and Notes applicable to a Guarantor.

Section 3.         Governing Law.  This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Section 4.         Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.         Duplicate Originals.  All parties may sign any number of copies of this Fifth Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 6.         Severability.  In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provision shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

Section 7.         Effectiveness.  This Fifth Supplemental Indenture shall become effective as of September 27, 2001 upon its execution and delivery by each of the parties hereto.

Section 8.         Ratification.  This Fifth Supplemental Indenture is executed pursuant to Section 901 of the Indenture, and the terms and conditions hereof shall be and shall be deemed to be part of the terms and conditions of the Indenture for any and all purposes.  The Indenture, as supplemented by this Fifth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed by the parties hereto.

Section 9.         Acceptance of Trust.  The Trustee hereby accepts the trust in the Indenture declared and provided, upon the terms and conditions set forth in the Indenture, as amended by this Fifth Supplemental Indenture.  The Trustee assumes no responsibility for the correctness of the recitals herein and makes no representation and shall have no responsibility as to the validity or the sufficiency of this Fifth Supplemental Indenture or the due authorization and execution hereof by the Additional Guarantors or the Company.

Section 10.       Counterparts.   This Fifth Supplemental Indenture may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed all as of the date first above written.

INTERNATIONAL SPEEDWAY CORPORATION

By:   s/ Glenn R. Padgett
Name:  Glenn R. Padgett
Title:    Assistant Secretary

ADDITIONAL GUARANTORS:

Kansas Speedway Corporation

By:   s/ Glenn R. Padgett
Name:  Glenn R. Padgett
Title:    Secretary

Leisure Racing, Inc.

By:   s/ Glenn R. Padgett
Name:  Glenn R. Padgett
Title:    Secretary

Homestead-Miami Speedway, LLC
By:   s/ Glenn R. Padgett
Name:  Glenn R. Padgett
Title:    Secretary

ISC.COM, LLC

By:   s/ Glenn R. Padgett
Name:  Glenn R. Padgett
Title:    Secretary

FIRST UNION NATIONAL BANK, as Trustee

By:
Name:
Title: